                                                                EXHIBIT 17(B)(6)

                  [GABELLI ASSET MANAGEMENT COMPANY LETTERHEAD]

                                December 5, 1997

Via facsimile

Robin L. Hinson, Esq.

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street
Suite 1900
Charlotte, NC 28246

Dear Mr. Hinson:

     Mr. Gabelli is traveling. One of his analysts delivered material last night that shows comps on the Oliver Tread Rubber division of Standard Products. That data is enclosed.

                                                  Sincerely,

                                                  /s/ Jane E. Mautner

                                                  Jane E. Mautner
                                                  Assistant to Mario J. Gabelli

15.      SEGMENT INFORMATION

         The Company's operations are in two industry segments. The Transportation Equipment Segment includes extruded and molded rubber and plastic products for automotive, building and marine industries and plastic and magnetic door seals for home appliances. The Tread Rubber Segment produces tread rubber for the truck tire retreading industry. Net sales by segment include both sales to unaffiliated customers, as reported in the Company's consolidated statements of income, and intersegment sales. Operating income consists of net sales less applicable operating costs and expenses related to these sales. In computing operating income, general corporate expenses are excluded. Identifiable assets by segment are those assets that are used in the operations of each segment. General corporate assets are those net identifiable with the operations of a segment.

         The Company's major customers include automotive original equipment manufacturers. The percentage of sales of each of these major customers to total consolidated sales for the three-year periods 1997, 1996 and 1995, respectively, has been as follows: Chrysler -- 18%, 17% and 15%; Ford -- 24%, 20% and 23%; General Motors -- 13%, 14% and 18%. Sales to the automotive original equipment customers include a number of different products and types of the same products, the sales of which are not interdependent.

                   BUSINESS SEGMENT INFORMATION
                      (THOUSANDS OF DOLLARS)               1997              1996            1995
                      ----------------------               ----              ----            ----
Net Sales:

         Transportation equipment ...................   $   976,001      $   958,105    $   868,892
         Tread rubber* ..............................       145,497**        135,869        133,656
         Less -- intersegment sales .................       (13,230)         (10,054)        (6,622)
                                                        -----------      -----------    -----------
Net sales ...........................................   $ 1,108,268      $ 1,083,920    $   995,926
Operating Income:
         Transportation equipment ...................   $    73,100      $    39,836    $    41,882
         Tread rubber ...............................         9,128**          4,078          1,727
         Non-recurring charge .......................       (17,661)            --           (8,832)
         General corporate expenses .................        (5,331)          (5,048)        (4,275)
                                                        -----------      -----------    -----------
                  Total operating income ............   $    59,236      $    38,866    $    30,502
                                                        -----------      -----------    -----------
         Other expense, net .........................       (12,777)         (10,362)       (13,243)
                                                        -----------      -----------    -----------
                  Income from operations before taxes   $    48,459      $    28,524    $    17,259
Identifiable Assets:
         Transportation equipment ...................   $   590,579      $   583,274    $   595,109
         Tread rubber ...............................        72,483           70,788         74,229
         General corporate assets ...................        28,797           28,633         32,551
                                                        -----------      -----------    -----------
                  Total identifiable assets .........   $   691,859      $   684,695    $   701,889

Capital Additions, net: (1)

         Transportation equipment ...................   $ 53,683   $ 74,456    $ 48,904
         Tread rubber ...............................      5,321      5,228       5,767
                                                        --------   --------    --------
                  Total capital additions ...........   $ 59,004   $ 79,684    $ 54,671
Depreciation and Amortization:
         Transportation equipment ...................   $ 48,571   $ 48,328    $ 42,951
         Tread rubber ...............................      4,559      4,217       3,888
                                                        --------   --------    --------
                  Total depreciation and amortization   $ 53,130   $ 52,545    $ 46,839

(1)   Includes assets secured by purchase of businesses in 1995.

--------------------------------
* The handwritten word "Oliver" appears here in the original. To the right of the column headed "1995" the handwritten text "Same type of company -- Approx. 10% EBITDA" appears in the original.

**   This number has been circled by hand in the original.